Richard F. DeLong (P. Geo)
Principal & Environmental Manager
EM Strategies Inc.
1650 Meadow Wood Lane
Reno, NV 89502
CONSENT OF THIRD-PARTY QUALIFIED PERSON
I, Richard F. DeLong (P. Geo), in connection with Annual Report on Form 10-K consent to:
•the filing and use of the technical report summary titled “Hycroft Project, Technical Report Summary, Heap Leaching Feasibility Study, Winnemucca, Nevada, USA” (the “Technical Report”), with an effective date of July 31, 2019, as an exhibit to and referenced in the Form 10-K;
•the use of and references to my name, including my status as an expert or “qualified person” (as defined in Subpart 1300 of Regulation S-K promulgated by the Securities and Exchange Commission), in connection with the Form 10-K and any such Technical Report; and
•the information derived, summarized, quoted or referenced from the Technical Report, or portions thereof, that was prepared by me, that I supervised the preparation of and/or that was reviewed and approved by me, that is included or incorporated by reference in the Form 10-K.
I also consent to the incorporation by reference in Hycroft Mining Holding Corporation’s registration statement on Form S-8 (No. 333-249620) of the above items as included in the Form 10-K.
I am a qualified person responsible for authoring, and this consent pertains to, the following Sections of the Technical Report Summary:
•Section 3.3: Environmental Matters
•Section 3.4: Permits
•Section 17: Environmental Studies, Permitting and Social or Community Impact
•Corresponding Subsections of Section 1: Executive Summary
•Corresponding Subsections of Section 22: Interpretation and Conclusions
•Corresponding Subsections of Section 23: Recommendations

March 24, 2021
/s/ Richard F. DeLong	Richard F. DeLong (P. Geo)
Signature of Authorized Person	Print name of Authorized Person